EXHIBIT 99.13




                                              Page 62 of 80 Pages
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                      JBA INVESTMENTS, INC.
                          P.O. Box 1410
                         Davis, CA 95617



                         March 28, 1997


R. Michael Flick
Credit Specialist
Federal Deposit Insurance Corporation
P. O. Box 9349
Newport Beach, CA 92658

          Re:  Shares of Dunes Hotels & Casinos, Inc.

Dear Mr. Flick:

          We are in receipt of your letter dated March 18, 1997, asserting a right to vote the shares of Dunes Hotels & Casinos, Inc., owned by JBA Investments, Inc. ("Dunes Shares"). We disagree with your contention that the FDIC holds the right to assert voting control over the Dunes Shares. We will continue to conduct our business, including our ownership of the Dunes Stock Shares, as we deem appropriate under the circumstances.

          Please understand that the FDIC will be liable for any damages should you wrongfully attempt to exercise the voting rights to the Dunes Shares.

                              Very truly yours,

                              /s/ John B. Anderson

                              John B. Anderson, President

cc:  Kummer Kaempfer Bonner & Renshaw
       Attn:  Michael Bonner

     Dunes Hotels & Casinos, Inc.
     c/o CT Corporation
     1633 Brodway
     New York, NY  10019

     Dunes Hotels & Casinos, Inc.
     4045 S. Spencer Street, Suite 206
     Las Vegas, NV  89119

     Dunes Hotels & Casinos, Inc.
     c/o Corporation Trust Co. of Nevada
     One East First Street
     Reno, NV  89501


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